EX-99.B-77C

SUB-ITEM 77C: Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors Global Bond Fund, Inc. (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1: To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
116,085,215.376	3,874,977.841

Jarold W. Boettcher
For	Against
116,108,583.784	3,851,609.433

James M. Concannon
For	Against
116,082,041.542	3,878,151.675

John A. Dillingham
For	Against
116,068,868.686	3,891,324.531

David P. Gardner
For	Against
116,042,323.031	3,917,870.186

Joseph Harroz, Jr.
For	Against
116,104,014.567	3,856,178.650

John F. Hayes
For	Against
115,570,447.971	4,389,745.246

Robert L. Hechler
For	Against
115,614,658.018	4,345,535.199

Albert W. Herman
For	Against
116,034,617.465	3,925,575.752

Henry J. Herrmann
For	Against
116,098,124.118	3,862,069.099

Glendon E. Johnson, Sr.
For	Against
115,824,074.791	4,136,118.426

Frank J. Ross, Jr.
For	Against
116,085,727.669	3,874,465.548

Eleanor B. Schwartz
For	Against
116,025,736.138	3,934,457.079

Proposal 2: To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
110,350,305.046	3,140,821.395	4,505,047.698